Exhibit 99.2

FOR IMMEDIATE RELEASE

FriendFinder Networks Obtains Approval of Key Court Motions; Operations Continue Without Interruption

(Sunnyvale, CA – September 18, 2013) – FriendFinder Networks Inc., a leading internet and technology company providing services in the social networking and web-based video sharing markets, announced today that it has obtained U.S. Court approval of a variety of motions that will support the Company’s operations as it proceeds with a financial restructuring supported by more than 80% of its noteholders.

All of the Company’s operations, including its flagship publications, continue to operate as normal.

U.S. Bankruptcy Judge Christopher S. Sontchi today authorized the Company to continue paying employee wages and benefits without interruption and gave the Company permission to continue all affiliate and customer programs. Additionally, the Company has been authorized to use cash generated from operations to support all operations throughout the Chapter 11 process.

“The relief granted today allows FriendFinder Networks to continue operating in the normal course of business as we pursue a financial restructuring that will reduce interest expense, eliminate debt, and strengthen our flagship brands,” said Anthony Previte, Chief Executive Officer of FriendFinder Networks. “We are pleased with the progress already made in our Chapter 11 process and look forward to proceeding with our plan to grow the business.”

In addition to the above relief, the court approved a variety of motions that will allow all operations to continue without interruption throughout this process, including the use of its cash management systems and payments to suppliers for goods and services provided on or after the September 17, 2013 filing date, as well as payments to affiliates under existing agreements.

As previously reported, entities holding more than 80% in principal amount outstanding of both the 14% Senior Secured Notes due 2013 and the 11.5% Non-Cash Pay Secured Notes due 2014 agreed to support the terms of the Company’s plan. Additionally, the holders of 100% of the 14% Cash Pay Secured Notes due 2013 and the Company’s largest shareholders have also agreed to support the transaction under a separate agreement.

The plan is expected to reduce the Company’s annual interest expense by over $50 million, eliminate approximately $300 million of secured debt, and return control of the Company to the FriendFinder Networks founders.

For more information regarding this announcement, please visit http://www.bmcgroup.com/ffn.

ABOUT FRIENDFINDER NETWORKS INC.

FriendFinder Networks Inc. (www.FFN.com) is an Internet-based social networking and technology company operating several of the most heavily visited websites in the world, including FriendFinder.com, Amigos.com, AsiaFriendFinder.com, BigChurch.com and SeniorFriendFinder.com. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Media Contacts:

Lindsay Trivento
Director, Corporate Communications - FriendFinder Networks Inc.
561.912.7010 or ltrivento@ffn.com

Tom Becker

Sitrick And Company

Office: 212.573.6100 or tom_becker@sitrick.com

Cell: 646.335.5188

Lance Ignon

Sitrick And Company

Office: 415.369.8443 or lance_ignon@sitrick.com

Cell: 415.793.8851